Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025,
The Real Good Food Company, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the stock of The Real Good Food Company, Inc.
effective at the opening of the trading session on July 3, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on September 12, 2024. On September 19, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815. Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(1).
The Company was notified of the additional Staff determination on October 18, 2024. Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(b)(2)(C) and 5450(b)(3)(C).
The Company was notified of the additional Staff determination on October 22, 2024. The Panel stayed the delisting of the Company from the Exchange on October 30, 2024 pending the outcome of the Hearing. On November 7, 2024, the hearing was held. Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the additional Staff determination on November 20, 2024. On November 29, 2024, the Panel approved of a Decision and a Decision letter was issued on December 2, 2024.
Also, on December 2, 2024, the Panel issued a modified Decision.
On January 2, 2025, the Panel agrees to delist the Company because it failed to meet the milestones in the Panel's Decision letter.
The Company stock was suspended on January 7, 2025. The Staff determination to delist the Company stock became final on February 18, 2025.